Exhibit 99.1

MIDWEST HOLDING ANNOUNCES ACQUISITION AGREEMENT

November 25, 2013… Lincoln, Nebraska, For Immediate Release…. Midwest Holding Inc., a Lincoln, Nebraska-based financial services holding company, announced today that an agreement had been reached to acquire all of the outstanding shares of Great Plains Financial Corporation, a South-Dakota based holding company and parent of Great Plains Life Assurance Company with assets of approximately $8.5 million and Security Capital Corporation, an Arkansas-based company with assets of approximately $0.7 million.

Midwest currently owns approximately 25% of Great Plains and 60% of Security Capital. The Agreement calls for the shareholders of Great Plains and Security Capital to receive shares of Midwest Common stock for the shares based upon an exchange ratio agreed by the parties.

The transaction is contingent upon insurance regulatory approval as well as votes by the Great Plains and Security Capital shareholders. It is expected to close in the first quarter of 2014. “We are excited to bring these companies together,” said Rick Meyer, Chairman of Midwest. “We have enjoyed a great working relationship with both companies and we look forward to consolidating them and reducing the collective overhead, which will add value for all shareholders.”

Statement as to Forward Looking Statements.
Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Midwest’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s limited operating history, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in our SEC filings.

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For further information, contact Mark A. Oliver at (402) 489-8266.